EXHIBIT 5.1 - Opinion of, Daniels McGowan & Assoc. LP, Attorneys at Law

Daniels McGowan & Assoc. LP

Attorneys at Law

1801 South 16th Street

Philadelphia. PA 19145

Tel: 218-781-7388

Fax: 215-764-4448

September 12, 2005

Ms. Karen Lee

Transfer Agent

c/o Broadband Wireless International Corporation

104 Fossil Court

Springtown, TX 76802

Dear Ms. Lee:

We have been asked to provide an opinion regarding the registration of 9,600,000 shares of the common stock by Broadband Wireless International Corp. (OTC BB: BBAN) using Form S-B. This opinion is in reliance on the accuracy of the documentation, warranties, information and assurances given to us by the Company, We have made no independent investigation or verification, of the documents or statements provided.

S-8 Registration

Offerings of securities are required to be registered under the Securities Act of 1933 unless a specific exemption from registration is available In the present case the company has chosen to register certain securities using Form S-t1 Form S-& may be utilized by a reporting company to register securities to be offered to its employees under an employee benefit plan or under the terms of a written compensation agreement, The definition of employee was amended in 1990 to include consultants or advisors provided they render services not in connection with an offer or sale of securities in a capital raising transaction. In 1999 Form S-8 was further amended to require that the services rendered by the consultant or advisor, not directly or indirectly promote or maintain a market for the registrant's securities and that the consultant be a natural person who provides bona fide services to the registrant.

Factual Situation

On July 7, 2003 the Company entered into an agreement with Michael Dominkowitz, a natural person residing in New Jersey, under which Mr. Dominkowitz serves as a consultant and advisor to the Company to perform the following duties: " Marketing; Consultant will, assist the Company for both

" Marketing; Consultant will, assist the Company for both domestic and international areas with respect to corporate turnaround and entrepreneurial environments, business restructuring and execution, strategic sales pursuits. successful negotiation of domestic and international sales and business agreements." The agreement specifically acknowledges that the services to be rendered are not in connection with capital raising transactions and that Mr. Dominkowitz does not directly or indirectly promote or maintain a market for the securities of the Company.

As compensation for the services to be rendered the company agreed to register 9,600,000 shares of the company's common stock under form S-8 for issuance to Mr. Dominkowrtz.

Mr. Dominkowitz is not an officer, director or an affiliate of the company nor has he been in the past.

The company is a fully reporting company and is current in its filings with the Securities and Exchange Commission.

Conclusion and Opinion

Based on the documentation, statements and assurances of the Company we find as follows:

1. The Company is fully reporting and is current in its filings with the Commission.

2, The Company has taken the necessary corporate actions to issue the stock under the provisions of Form S-8. Mr. Dominkowitz is not an officer, director of an affiliate of the company.

3. Mr. Dominkowitz is a natural person and under the terms of the consulting agreement with the company he is required to render bona fide services, which services are not in connection with capital raising activities. Further more, Mr. Dominkowitz does not, directly or indirectly, promote or maintain a market for the issuer's securities, arrange or effect mergers or take private companies public

Therefore, based on the documentation, statements and assurances provided by the Company, it is our opinion that the shares issued will be duly authorized, fully paid, non assessable and may be registered and issued under the provisions for Form S-8 without restriction

Respectfully submitted;

Richard E. Daniels

Attorney at Law